Exhibit 99.2

LAZARD ANNOUNCES CLOSING OF SENIOR NOTES OFFERING BY LAZARD GROUP LLC

NEW YORK, March 12, 2024 – Lazard, Inc. (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) has completed its previously announced offering (the “Offering”) of $400,000,000 aggregate principal amount of 6.000% Senior Notes due 2031 (the “Notes”). The Notes were issued by Lazard Group and were offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Notes are senior unsecured obligations of Lazard Group.

Lazard Group previously announced its intention to use a portion of the net proceeds from the Offering to repurchase all of its outstanding 3.750% Senior Notes due February 13, 2025 (the “2025 Notes”) that are validly tendered and not validly withdrawn and accepted for purchase pursuant to the Tender Offer (as defined below), and to pay fees and expenses related to the Tender Offer, and to use the remaining amount for general corporate purposes. In that regard, Lazard, Inc. previously announced the commencement of a cash tender offer (the “Tender Offer”) by Lazard Group for any and all of the 2025 Notes. The Tender Offer expires today at 5:00 p.m. (New York City time), unless extended or terminated as described in the Offer to Purchase.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the securities described herein. The Tender Offer was made solely by means of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 6, 2024. The Tender Offer is void in all jurisdictions where it is prohibited. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to have been made on behalf of Lazard Group by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

About Lazard

Founded in 1848, Lazard is one of the world’s preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our strategies, business plans and initiatives and anticipated trends in our business. These forward-looking statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (“M&A”) activity, our share of the M&A market or our assets under management (“AUM”);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses;

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels; and

•	Changes in relevant tax laws, regulations or treaties or an adverse interpretation of these items.

Although we believe the statements reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, achievements or events. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard, Inc. is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites, and other social media sites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

LAZ-CPE

Media contact:	Investor contact:
Shannon Houston, +1 212 632 6880	Alexandra Deignan, +1 212 632 6886
shannon.houston@lazard.com	alexandra.deignan@lazard.com